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                                  EXHIBIT 5.1

                                 McGUIRE WOODS
                              BATTLE & BOOTHE LLP

                            8280 Greensboro Drive
                           Suite 900, Tysons Corner
                         McLean, Virginia 22102-3892
              Telephone/TDD (703) 712-5000 - Fax (703) 712-5050



                                  May 2, 1995

Microdyne Corporation
3601 Eisenhower Avenue
Alexandria, Virginia 22304

                             Microdyne Corporation
                        Form S-3 Registration Statement

Gentlemen:

    We have examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed by Microdyne Corporation, a Maryland corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, regarding 100,000 shares of the Company's common stock, $0.10 par value per share (the "Shares"). The Shares are being registered with the Securities and Exchange Commission on Form S-3 for the benefit of Robert L. Cantor as selling stockholder with respect to previously issued and outstanding shares of the Company's common stock to be received by Mr. Cantor upon exercise of an option granted to him by Philip T. Cunningham.

    Based upon our review of the Company's Articles of Incorporation and Bylaws, it is our opinion that the Shares are legally issued, fully paid and nonassessable shares of common stock of the Company.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        /s/ McGuire Woods Battle & Boothe LLP